Exhibit 99

News Release

May 16, 2006	For more information
FOR IMMEDIATE RELEASE	Revis Stephenson 402.759.3773

Advanced BioEnergy Acquires Indiana Renewable Fuels

MINNEAPOLIS, MN—Advanced BioEnergy, LLC has announced the acquisition of Indiana Renewable Fuels (IRF) of Rochester, Indiana. IRF, which will become a wholly owned subsidiary of Advanced BioEnergy, has signed a letter of intent with Fagen, Inc. to build a 100-million-gallon ethanol production plant with site preparation expected to begin in fall 2006 and construction to begin in 2007.

According to Revis Stephenson, chairman and CEO of Advanced BioEnergy, the IRF acquisition is the company’s first—and typifies an approach to company growth that combines sound business fundamentals with local community involvement.  “As a company, one of our core values is to engage local people in the leadership of the ethanol plants we develop,” said Stephenson. “One of the greatest benefits of ethanol production is its economic impact on rural communities—and we want to ensure that the communities are involved in the development, management and rewards of the plant.”

Glen Bode, president of Indiana Renewable Fuels, said this opportunity for continued local involvement was key to the agreement.  “One important objective of IRF is to create economic opportunity for the local area and provide the community and its citizens with a way to get involved in the ethanol industry,” Bode said.  “Advanced BioEnergy places a high value on local involvement and leadership, so we believe this is a great fit for Indiana Renewable Fuels.”  Bode added that the board of the directors of IRF will be comprised of seven original IRF board members and two from Advanced BioEnergy.

The site for the proposed 100-million-gallon Indiana facility to be built by IRF is near a large landfill operated by Allied Waste Industries, which IRF believes will provide methane gas to power the plant. By using the landfill gas for direct use at its ethanol plant, IRF would expect to utilize a renewable fuel that would otherwise not be recovered for beneficial use.

Stephenson said that future acquisitions such as the IRF project are fundamental to the company’s growth plan.  “We intend to establish a multi-plant presence across the United States in order to ensure access to a variety of markets for ethanol and co-products, capitalize on transportation and logistics advantages and reduce the impact of drought or disease in one part of the country that could affect feedstock supply,” he said. “We’re planning to take a comprehensive and geographically diverse approach to ethanol production while keeping our commitment to the local communities in which these plants operate.”

Organized in early 2005, Advanced BioEnergy is also building a 100-million-gallon ethanol plant near Fairmont, Nebraska which is slated to begin production in 2007.  Advanced BioEnergy closed on an equity financing round in March 2006 raising $60 million.  The funds are expected to be used to build the Nebraska site and fund development of other opportunities such as the IRF acquisition.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements.  All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Certain of these risks and uncertainties are described in the “Risks Factors” section of the final prospectus relating to our recent offering, as filed with the SEC, as well as in our subsequent reports filed with the SEC, which are available at the SEC’s website at www.sec.gov.